FEE WAIVER AND EXPENSE
ASSUMPTION AGREEMENT

THIS AGREEMENT, made as of the 28th day of August, 2012, between Bennett Group of Funds, a Delaware statutory trust (the “Feeder Trust”), on behalf of each series of the Feeder Trust listed on Schedule A of this Agreement (each, a “Feeder Fund,” and together, the “Feeder Funds”), Bennett Group Master Funds, a Delaware statutory trust (the “Master Trust”), on behalf each series of the Master Trust, as listed on Schedule A of this Agreement (each, a “Master Fund,” and together, the “Master Funds,” and together with the Feeder Funds, the “Funds”), and Bennett Group Financial Services, LLC, a Delaware limited liability company (“BGFS”).

WHEREAS, BGFS has entered into an Administrative Services Agreement with the Feeder Trust, pursuant to which BGFS provides various administrative and other services for the Feeder Funds, and for which BGFS is compensated based on the average net assets of such Feeder Funds; and

WHEREAS, BGFS has entered into an Investment Advisory Agreement with the Master Trust, pursuant to which BGFS provides investment advisory services for the Master Funds, and for which BGFS is compensated based on the average net assets of such Master Funds; and

WHEREAS, the parties have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Funds on Schedule A of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.
Fee Waiver and Expense Assumption by BGFS.  BGFS agrees to assume certain expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each such Feeder Fund (including the expenses such Feeder Fund bears as a shareholder of its Master Fund, but excluding acquired fund fees and expenses, 12b-1 fees, interest, taxes, and non-routine or extraordinary expenses), and/or to reduce all or a portion of its administrative services fee for each Feeder Fund listed on Schedule A of this Agreement, and/or reduce all or a portion of its investment advisory fee for each Master Fund listed on Schedule A of this Agreement, to the extent necessary to limit the combined total annual fund expenses of such Feeder Fund (excluding acquired fund fees and expenses and Rule 12b-1 fees, interest, taxes, and non-routine or extraordinary expenses) to the rate reflected in Schedule A of this Agreement (“Combined Annualized Expense Ratio”).

2.
Duty to Reimburse BGFS.  If, at any time, a Feeder Fund’s combined annualized expenses are less than the Combined Annualized Expense Ratio listed on Schedule A of this Agreement, the Trust, on behalf of a Feeder Fund, and/or the Master Trust, on behalf of a Master Fund, shall reimburse BGFS for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause the Combined Annualized Expense Ratio to exceed the limit on Schedule A of this Agreement.  There shall be no obligation of the Trust, on behalf of a Fund, or the Master Trust, on behalf of a Master Fund, to reimburse BGFS for waived fees or expenses that were assumed by BGFS more than three years after the end of the fiscal year in which the fee was reduced or waived or the expense was borne.

3.	Assignment. No assignment of this Agreement shall be made by BGFS without the prior consent of the Feeder Trust and Master Trust.

4.
Duration and Termination.  This Agreement shall continue in effect with respect to each Fund until the date specified in Schedule A, and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Fund who (i) are not “interested persons” of the Fund or any other party to this Agreement, as defined in the Investment Company Act of 1940, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”). Nevertheless, this Agreement may be terminated by any party hereto, with respect to a Fund, without payment of any penalty, upon 90 days’ prior written notice to the other party at its principal place of business (or at an earlier date as may be agreed to by both parties); provided that, in the case of termination by a Fund, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of such Fund or by a vote of a majority of the outstanding voting securities of such Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first-above written.

BENNETT GROUP OF FUNDS

By:	/s/
Name:
Title:

BENNETT GROUP MASTER FUNDS

By:	/s/
Name:
Title:

BENNETT GROUP FINANCIAL SERVICES, LLC

By:	/s/
Name:
Title:

SCHEDULE A

Fund	Combined Annualized Expense Ratio (as a percentage of average net assets)	Effective Date	Termination Date

Bennett New Economic Era Global Conservative Fund (Feeder Fund)	0.68% *	August 28, 2012	August 28, 2022
Bennett New Economic Era Global Conservative Series (Master Fund)
Bennett New Economic Era Global Growth Fund (Feeder Fund)	0.70% *	August 28, 2012	August 28, 2022
Bennett New Economic Era Global Growth Series (Master Fund)

*
For each of these Funds, BGFS has agreed to waive the administrative services fee from the Feeder Fund, and/or waive the related Master Fund’s management fee, and/or to assume the Feeder Fund’s direct and indirect expenses (including the expenses such Feeder Fund bears as a shareholder of its Master Fund, but excluding acquired fund fees and expenses, Rule 12b-1 fees, interest, taxes, and non-routine and extraordinary expenses) to the extent necessary to limit the applicable Feeder Fund’s Combined Annualized Expense Ratio to the rate listed above for such Fund.